EXHIBIT 10.11


                              EMPLOYMENT AGREEMENT
                              --------------------

                  THIS AGREEMENT is made this 18th day of March, 2002, between SERVICE 1st BANK (the "Bank"), having a principal place of business at Stockton, California, and John A. Montalbo ("Employee"), and supercedes any prior Employment Agreement.

                               W I T N E S S E T H
                               - - - - - - - - - -

                  WHEREAS, the Bank is a California banking corporation, which is validly existing and in good standing under the laws of the State of California, with power to own property and carry on its business as it is now being conducted;

                  WHEREAS, the Bank desires to avail itself of the skill, knowledge and experience of Employee in order to insure the successful management of its business;

                  WHEREAS, the parties hereto desire to specify the terms of the Employee's employment by the Bank as controlling Employee's employment with the Bank;

                  NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, it is agreed that from and after March 18, 2002 (the "Effective Date"), the following terms and conditions shall apply to Employee's said employment:

         A.       TERM OF EMPLOYMENT
                  ------------------

                  1. Term. The Bank hereby employs Employee and Employee hereby accepts employment with the Bank for the period commencing with the Effective Date and continuing for an undetermined time.

         B.       DUTIES OF EMPLOYEE
                  ------------------

                  l. Duties. Employee shall perform the duties of Senior Vice President & SBA Department Manager, as described more fully in a job description entitled SBA Department Manager (the "Job Description"), subject to the powers by law vested in the Board of Directors of the Bank and in the Bank's shareholders. The duties of Employee hereunder may be reasonably changed by the Board of Directors of the Bank from time-to-time without resulting in a rescission or breach of this Agreement, and, without limiting the foregoing, Employee agrees, if requested by the Board of Directors of the Bank and subject to the rights of the Bank's stockholders, to serve in such additional or alternative capacities as the Bank's Directors dictate subject to a revised job description and/or compensation plan mutually agreeable to the Bank and the Employee. During the Term, Employee shall perform exclusively the services herein contemplated to be performed by Employee faithfully, diligently and to the best of Employee's ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank's Articles of Incorporation and Bylaws.

                  2. Conflicts of Interest. Except as permitted by the prior written consent of the Chief Credit Officer of the Bank, Employee shall devote sufficient time, ability and attention, during the Term, to fully and timely meet the specifications and standards set forth in the Job Description. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Bank's interests.

         C.       COMPENSATION
                  ------------

                  1. The Employee will be paid a Base Pay of $60,000.00 per annum.

                  2. The Employee will be paid commission according to the following schedule:

                           a. SBA Guaranteed Loans: Paid monthly, included within the paycheck for the 15th of the month following receipt of premium from the sale of the guaranteed portion of the loan. The incentive pay will be the following percentage of the Net Premium Earned, defined as the gross premium earned in the sale of the guaranteed portion less any broker fees paid.

                                                                % of Net Premium
                                    Annual Loan Volume                Earned
                                    ------------------

                                    From $-0- to $5,000,000               25%
                                    From $5,000,001 to $10,000,000        40%
                                    From $10,000,001 and up               50%

                                    If within 90 days of the final disbursement on a SBA guaranteed loan the Bank has not sold the guaranteed portion, the Bank will pay a commission of 1.00% on the gross loan amount as part of the incentive pay compensation. If at a later date, the guaranteed portion is sold, the Bank will pay the net difference between the incentive pay calculated on the amount of Net Premium Earned, as determined by the above chart, and the amount previously paid under the 1.00% commission option.

                                    If for any reason, the Bank must refund the premium, the incentive pay will not be paid or, if already paid, will be immediately reimbursed to the Bank out of future incentive pay and/or base salary. If the Business Development Officer is no longer employed by the Bank and has no future compensation due, then the Business Development Officer agrees to immediately reimburse the Bank through personal financial resources

                           b. Non-SBA Guaranteed Loans: Paid monthly, included within the paycheck for the 15th of the following month, based on the following volumes of Total Loan Commitments boarded during the month and earned percentage:

                                    Monthly Loan Volume          % of Total Commitment
                                    -------------------
                                    $-0- to $1,000,000           0.40% of amount over $-0-
                                    $1,000,001 to $2,000,000     0.55% of amount over $1,000,000
                                    $2,000,001 and up            0.60% of amount over $2,000,000

                                    Total Loan Commitments for a month is
                                    determined by adding the Calculated
                                    Commitment for each loan boarded. The
                                    Calculated Commitment is determined by
                                    multiplying the loan commitment, net of any amount participated, by the appropriate percentage for the following loan types:

                                         Loan Type                        % of Commitment
                                         ---------
                                    All term loans                                    100%
                                    All lines of credit                                75%
                                    Construction loans, not rolling into               75%
                                    a permanent loan
                                    Construction loans rolling into a                 100%
                                    permanent loan
                                    Letters of Credit                                   0%
                                    Transaction loans                     100%(pro rate if
                                                                          term is less than
                                                                          one year).

                                    Loan boardings that qualify are the initial loan and any new loan boarded within six months of the boarding date of the initial loan. Loan renewals do not qualify.

                           c. Deposits: Paid quarterly, included in the paycheck on the 15th of the month following the quarter-end. The incentive pay is based on the average collected balance and is paid for two years at the following percentages:

                                    ACCOUNT TYPE            1st YEAR   2nd YEAR
                                    ------------
                                    Non-interest bearing        0.50%      0.25%
                                    Interest bearing            0.25%     0.125%
                                    (excluding CDs)
                                    Certificate of Deposits     0.05%      .025%
                                    Sweep Products &            0.00%      0.00%
                                    other Inv. Products


         D.       EMPLOYEE BENEFITS
                  -----------------

                  1. Vacation. Employee is entitled to four (4) weeks of paid vacation at the Base Pay in effect at the time the vacation is taken. Said vacation should be scheduled at the convenience of the Bank in order to handle the workload in a reasonable and timely manner.

                  2. Automobile. Employee will receive an automobile allowance of $375 per month.

                  3. Group Medical and Life Insurance Benefits. The Bank shall provide for Employee, medical and life insurance benefits equivalent to the normal and customary benefits available from time to time under the California Banker's Association Group insurance Program (or equivalent) for a salary level equivalent to $50,000 per annum. The Bank's liability to Employee for any breach of this Subsection shall be limited to the amount of premiums payable by the Bank to obtain the coverage contemplated herein.

                  4. Use of Bank Facilities, Equipment and Supplies. The Bank will provide, and the Employee will have access to and use of, the facilities, equipment, and supplies of the Bank, to the extent any salaried officer of the Bank would have in the execution of his or her employment responsibilities without the Bank being entitled to any compensation for the use thereof. The facilities, equipment, and supplies shall include, but not necessarily be limited to, a shared or unshared office, telephones (including land lines and wireless telephonic devices) facsimile machines, copier(s), and any other equipment and supplies made available by the Bank to facilitate its normal business activities.

         E.       REIMBURSEMENT FOR BUSINESS EXPENSES
                  -----------------------------------

                  Employee shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Employee in the performance of Employee's duties and in acting for the Bank during the Term, which types of expenditures shall be determined by the Board of Directors, provided that:

                  l. Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense and not as compensation to Employee; and

                  2. Employee furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and not as compensation to Employee.

         F.       TERMINATION
                  -----------

                  1. Termination. The Bank may terminate this Agreement at any time without further obligation or liability to Employee, by action of the Chief Credit Officer, if Employee fails to perform or habitually neglects the duties which he is required to perform hereunder; if Employee engages in illegal activity which materially adversely affects the Bank's reputation in the community or which evidences the lack of Employee's fitness or ability to perform Employee's duties as determined by the Chief Credit Officer in good faith; any breach of fiduciary duty, dishonesty, deliberate or repeated disregard of the policies or procedures of the Bank as adopted by the Board of Directors or a committee thereof or refusal or failure to act in accordance with any direction or order of the Board of Directors or a committee thereof of the Bank, except those in contravention of any law or regulation; gross negligence adversely impacting the Bank; willful breach of this Agreement or any other willful misconduct; or if Employee is found to be physically or mentally incapable (as hereinafter defined) of performing Employee's duties for a continuous period of ninety (90) days or more by the Chief Credit Officer in good faith. Such termination shall not prejudice any remedy, which the Bank may have at law, in equity, or under this Agreement. Termination pursuant to this Subsection F.1 shall become effective immediately upon notice of termination from the Bank. Notwithstanding the foregoing, the Employee will be compensated in accordance with paragraph C of this Agreement for each loan transaction that closes after the effective date of termination that was processed by the Employee under the terms of the Job Description; provided, however, that the Risk Analysis Presentation for the loan transaction was approved by the Chief Credit Officer on or prior to the termination date.

                  For purposes of this Agreement only, physical or mental disability shall be defined as Employee being unable to fully perform under this Agreement for a continuous period of ninety (90) days. If there should be a dispute between the Bank and Employee as to Employee's physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the San Joaquin Medical Association. The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.

                  Employee reserves the right to terminate this agreement at any time for any reason subject to a 30-day notification. Said notification shall be in writing and delivered to the Chief Credit Officer at the address of 60 W. 1Oth Street, Tracy, CA 95376.

                  2. Action by Supervisory Authority. If the Bank is closed or taken over by the California Department of Financial Institutions or other supervisory authority, including the Federal Deposit Insurance Corporation, such bank supervisory authority may immediately terminate this Agreement without further liability or obligation to Employee.

                  3. Merger or Corporate Dissolution. In the event of a merger where the Bank is not the surviving corporation or a consolidation or a transfer of all or substantially all of the assets of the Bank, or any other corporate reorganization where there is a change in ownership of at least twenty-five percent (25%) of the outstanding stock of the Bank, except as may result from a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, or in the event of the dissolution of the Bank, this Agreement may be terminated without further liability to Employee by the Bank or the surviving bank. Notwithstanding the foregoing, this Section F.3. shall not be applicable in the event of the formation of a bank holding company for the Bank wherein the shareholders of the Bank maintain the same percentage of ownership of the bank holding company.

                  4. Termination Without Cause. Notwithstanding anything to the contrary contained herein, it is agreed by the parties hereto that the Bank may at any time elect to terminate this Agreement and Employee's employment by the Bank for any reason by action of its Chief Credit Officer.

         G.       GENERAL PROVISIONS
                  ------------------

                  1. Proprietary and Confidential Knowledge. During the Term, Employee will have access to and become acquainted with what Employee and the Bank acknowledge to be proprietary and confidential knowledge, to wit, data and information concerning the Bank, including its operations and business, and the identity of customers of the Bank, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Employee shall not disclose any of the aforesaid proprietary and confidential knowledge, directly or indirectly, or use them in any way, either during the Tens or for a period of one (1) year after the termination of this Agreement, except as required in the course of Employee's employment with the Bank.

                  2. Indemnification. To the extent permitted by law, applicable statutes and the Bylaws or resolutions of the Bank in effect from time to time, the Bank will indemnify Employee against liability or loss arising out of Employee's actual or asserted misfeasance or non-feasance in the performance of Employee's duties or out of any actual or asserted wrongful act against, or by, the Bank including but not limited to judgment, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The provisions of this Subsection shall apply to the estate, executor, administrator, heirs, legatees or devisees of Employee.

                  3. Return of Documents. Unless otherwise agreed to in writing by the Bank and the Employee, the Employee expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Employee during the Term are solely the property of the Bank, and that Employee has no right, title or interest therein. Upon termination of this Agreement, Employee or Employee's representative shall promptly deliver possession of all of said property to the Bank in good condition. Notwithstanding the foregoing, the Employee from time to time may create or modify a system or procedure to be used by the Bank and the Employee in the execution of the Job Description. The,Employee may use such systems and procedures materially created or modified by the Employee in employment activities unrelated to the specific business of the Bank.

                  4. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United State mail by either certified or registered mail with return receipt requested, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the party at the address appearing at the end of this Agreement. Either party may change its address by written notice in accordance with this Subsection.

                  5. California Law. This Agreement is to be governed by and construed under the laws of the State of California.

                  6. Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

                  7. Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

                  8. Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Bank and Employee.

                  9. Receipt of Agreement. Each of the parties hereto acknowledges that he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Service 1st Bank                             John A. Montalbo


/s/ PATRICK CARMAN                           /s/ JOHN A. MONTALBO
------------------------------------         -----------------------------------
Patrick Carman, Chief Credit Officer         John A. Montalbo
60 W. 10th Street                            523 Glenbriar Circle
Tracy, CA 95376                              Tracy, CA  95377


Attachment- Job Description